Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 28, 2023 relating to the consolidated financial statements of Brazil Potash Corp. in the Annual Report pursuant to Regulation A on Form 1-K dated April 28, 2023.

April 28, 2023	/s/ MNP LLP
Chartered Professional Accountants
Mississauga, Canada	Licensed Public Accountants

MNP LLP

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